Exhibit 10.36



                                    AGREEMENT

     THIS AGREEMENT ("Agreement") is made as of December ___, 2001 ("Effective Date") by and between NUWAVE Technologies, Inc. located at One Passaic Avenue, Fairfield, New Jersey 07004 ("NUWAVE") and Gemini Industries, Inc., located at 215 Entin Road, Clifton, New Jersey 07014 ("Gemini").

                                    RECITALS

     WHEREAS, NUWAVE and Gemini are parties to a certain Memorandum of Understanding dated November 28, 2001 (the "MOU") regarding a business relationship between the parties; and

     WHEREAS, the MOU contemplates that the parties will enter into a definitive agreement setting forth the terms and conditions of their business relationship; and

     WHEREAS, the parties desire, for their mutual benefit, to enter into this Agreement to set forth their respective rights and obligations and the terms and conditions of their business relationship.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

                                   ARTICLE I

                              EXCLUSIVE DISTRIBUTOR

     Section 1.1. Appointment of Distributor. NUWAVE hereby appoints Gemini as its exclusive distributor of the Products (as defined below) in the Territory (as defined below) during the Term (as defined below). Gemini hereby accepts such appointment.

     Section 1.2. Products. "Products" means NUWAVE's set top Video Game Enhancement (or "VGE") product, which is a set top box made to NUWAVE's specifications (the current specifications for which are set forth on Schedule 1.2) and incorporating the NUWAVE developed NVP104 ASIC chip (with analog video processing circuitry and its related software), the application of which is utilized in Video Game Enhancement Accessory Products. "Products" shall include newer versions of the VGE but shall exclude the above-described ASIC chip itself (together with enhancements or new versions of it, the "Chip"), whether the Chip is sold by itself or incorporated into television receivers or other consumer electronic products which are not themselves set top boxes for video game enhancement. Current specifications for the Chip are set forth in Schedule 10.1.

     Section 1.3. Territory. "Territory" means the United States, its territories and possessions, Canada and Mexico. NUWAVE reserves the exclusive right to sell the Products in the Territory to Radio Shack. Gemini is not authorized to sell (on an exclusive or a nonexclusive basis) Product anywhere other than in the Territory. In addition, Gemini is not authorized to sell (on an exclusive or a non-exclusive basis) Product to any exporter or other Person for resale outside the Territory. As used in this Agreement, "Person" means an individual, a partnership, a corporation, a limited liability company, an



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association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other legal entity.

     Section 1.4. Covenants of Good Faith and Fair Dealing. Each party covenants to act in good faith and in a manner of fair dealing with respect to this Agreement. Gemini agrees to endeavor in good faith to market and distribute the Product in the Territory in the manner one would expect from an exclusive distributor.

     Section 1.5. Term. The term of this Agreement shall commence on the Effective Date and shall end at 5:00 p.m. New York time on _______, unless sooner terminated in accordance with the terms of this Agreement ("Term").

                                   ARTICLE II

                            CONDITIONS TO EXCLUSIVITY

     In order for Gemini to retain the exclusive distribution rights for the Products in the Territory set forth in Section 1.1 above, the following conditions must be met:

     Section 2.1. Inventory. Gemini shall, upon execution of this Agreement, pay by wire transfer to NUWAVE, USD $____/unit of Product for all finished goods Product in NUWAVE's inventory at the time of signing this Agreement (up to a maximum of _____ units), subject, however, to Gemini's inspection of that inventory and to mutual agreement between Gemini and NUWAVE of the amount of that inventory which is useable in its current condition. The number of units of such inventory and total amount payable with respect thereto is listed on
Schedule 2.1 hereto. The inventory shall be purchased F.O.B. the warehouse in which it is located at the time of signing this Agreement.

     Section 2.2. Initial Chip Order. Upon execution of the Agreement, Gemini shall supply to its vendor, Good Mind Industries Co., Ltd., an electronic goods vendor located in Taiwan ("Good Mind"), a signed, firm, non-cancelable purchase order ("Purchase Order") for a number of Chips equal to _____ less the number of Products being purchased out of NUWAVE's inventory pursuant to Section 2.1. Also upon execution of this Agreement, Gemini shall then issue and send to NUWAVE a signed Purchase Order for all of those Chips. Gemini shall pay NUWAVE for the Chips covered by such Purchase Order within ___ days after the date of such Purchase Order.

     Section 2.3. Subsequent Purchases. Gemini shall issue Purchase Orders for and purchase at least _____ Chips per full calendar month for each full or partial month during the Term (the "Monthly Quota"); provided that:

         (a) Gemini shall not be obligated to begin to meet its Monthly Quota until July 1, 2002 (the date that is approximately six months after the Effective Date of this Agreement);

         (b) in the event that Gemini fails to take receipt of its Monthly Quota of Chips, Gemini shall, prior to the fifteenth (15th) day of the following calendar month, pay NUWAVE for the difference


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              between the actual number of Chips it received and the Monthly
              Quota (at the rate set forth in Article VI). NUWAVE shall issue to Gemini a credit (a "Chip Credit") for Chips to be delivered in the future (as described in Section 2.4). Late payment shall be subject to interest at the Prime Rate (as defined below) plus __ %. "Prime Rate" means the "Prime Rate" published in The Wall Street Journal (Eastern Edition) in the "Money Rates" table on the first Business Day (as defined herein) of the calendar month in which such late payment occurred. "Business Day" means a day, other than a Saturday or Sunday or any other day on which commercial banks in New York are permitted or authorized by law to be closed for the general transaction of business. If the Prime Rate is not being published as aforesaid on such date, the "Prime Rate" shall be _% per annum;

         (c) in the event that Gemini is granted exclusive distribution rights for the Product in additional territories, NUWAVE and Gemini will, in good faith, agree in writing to increased Monthly Quotas for the Product;

         (d) conversely, in the event that the Territory in which Gemini is granted exclusive distribution is reduced, NUWAVE and Gemini will, in good faith, agree in writing to decrease the Monthly Quotas for the Product; and

         (e) in the event that Gemini is granted exclusive distribution rights of any additional NUWAVE offerings, NUWAVE and Gemini will, in good faith, agree in writing to Monthly Quotas for those offerings.

     Section 2.4. Mechanics of Arrangements. Prior to the signing of this Agreement, Gemini shall have provided to NUWAVE evidence reasonably satisfactory to NUWAVE that Gemini has entered into an agreement with Good Mind to purchase Product. The mechanics of the arrangements for production of Product are as follows:

         (a) Gemini shall provide information to NUWAVE regarding anticipated production schedules. Gemini shall issue a Purchase Order to Good Mind for Product, and shall provide NUWAVE with a copy of such Purchase Order. At approximately the same time, as appropriate, NUWAVE shall notify Good Mind that it is authorized to manufacture for and ship to Gemini the Product incorporating the Chip, and Gemini shall issue a Purchase Order to NUWAVE for Chips. NUWAVE shall, in turn, supply Chips to Good Mind for use in Product, and Good Mind shall build Product based upon Gemini's Purchase Orders;

         (b)  Good Mind shall ship Product to Gemini and shall invoice Gemini;

         (c) Upon receipt of each shipment of Product from Good Mind, Gemini shall pay NUWAVE the amounts due in accordance with Article VI of this Agreement. In the event that a shipment of Product is lost after leaving Good Mind but prior to receipt by Gemini (such as in


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              the event that the ship carrying Product sinks), Gemini shall pay
              NUWAVE the amounts due with respect to the lost Product within five (5) Business Days after such loss occurs;

         (d) NUWAVE shall give effect to Chip Credits of Gemini in accordance with the terms of this Agreement.

         (e) Gemini shall in good faith provide assistance, as reasonably requested by NUWAVE, to put appropriate arrangements in place between Good Mind and NUWAVE in accordance with the foregoing, but Gemini shall not be party to the agreement between Good Mind and NUWAVE.

     Section 2.5. Forecasts. Commencing on March 1, 2002, every 90 days, Gemini will provide NUWAVE with non-binding quarterly sales forecasts for the upcoming 3 calendar quarters by country.

                                  ARTICLE III

                                PRODUCTS VENDORS

     Gemini shall have the right, in its sole discretion, to select vendors to manufacture the Products and will negotiate the terms and conditions of purchase with them; provided that: (1) prior to changing vendors, NUWAVE must have obtained in a writing reasonably satisfactory to NUWAVE: (x) the right to buy the Product from such new vendor, and (y) an agreement with that new vendor which is substantially similar to the arrangements NUWAVE had (and are not worse to NUWAVE in any material respect than the arrangements NUWAVE had) with the prior vendor, (2) NUWAVE must have given consent to the use of the new vendor, which shall not be unreasonably withheld or unduly delayed, (3) NUWAVE shall have received evidence reasonably satisfactory to NUWAVE that Gemini has entered into an agreement with such vendor to purchase Product, and (4) any change to the bill of materials for the Product or to the specifications of the Product must be pre-approved by NUWAVE in writing, which approval or denial shall not be unreasonably withheld or unduly delayed. The opening order shall be placed with Good Mind. Lead times for the production of the Products will be negotiated by Gemini with its vendors, as required. Nothing contained in this Agreement shall be construed to limit in any way NUWAVE's rights to buy Product for its own account from any vendor whatsoever.

                                   ARTICLE IV

                             TRANSITIONAL PROVISIONS

     Section 4.1. Pending Orders and Inventory. With regard to orders placed by NUWAVE for Products with its vendors that are pending on the Effective Date of this Agreement, if any, Gemini will negotiate in good faith with NUWAVE for the purchase of those Products.

     Section 4.2. Assumption of NUWAVE Accounts. NUWAVE has existing accounts with retailers for sale of the Product (together with any other accounts procured before or during the Term other than by Gemini ("Existing Accounts")).


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NUWAVE shall exercise its good faith commercially reasonable efforts to assist
Gemini in assuming the Existing Accounts. Such assistance will include, if requested by Gemini, but not be limited to making joint visits with representatives of Gemini to persuade those Existing Accounts to do business with Gemini. NUWAVE has provided to Gemini, and Gemini has reviewed, a list of the Existing Accounts and the receivables ("Existing Receivables") owed by them to NUWAVE (with aging information). Gemini, in consultation with NUWAVE (but in Gemini's discretion), has determined that it shall undertake, using commercially reasonable efforts, to collect for NUWAVE the Existing Receivables. Gemini's undertaking of the collection of Existing Receivables shall consist of, in large part, (1) working to collect amounts owed to NUWAVE and promptly remitting those collections to NUWAVE, (2) providing information to NUWAVE concerning collections, (3) extending payment terms (as determined by Gemini, in its sole discretion) for new receivables to the customers who have those receivables, and
(4) agreeing that any money collected or received by Gemini from an Existing Account that is a new customer to Gemini who has an Existing Receivable, whether collected in payment of that receivable or for new Product, shall be deemed to be a payment in respect of that Existing Receivable and Gemini shall promptly remit it to NUWAVE; provided, however that in the event of a written dispute regarding an Existing Receivable with an Existing Account that is a new customer to Gemini, Gemini and NUWAVE will negotiate in good faith to determine how payments shall be applied. For all other customers, money collected or received by Gemini shall be applied first against receivables held by Gemini and then against Existing Receivables.

     Section 4.3. Assistance and Training. NUWAVE shall assist Gemini, as reasonably requested and upon reasonable notice, in the sales, marketing and technical training of its employees during the first _____ months after the effective date of this Agreement; provided that NUWAVE shall not be obligated to expend an unreasonable amount of person hours and provided further that Gemini shall reimburse NUWAVE for its reasonable out of pocket expenditures incurred in connection with this (travel, etc.), subject to Gemini's receipt of appropriate invoices or other appropriate documentation with regard to these expenditures. This assistance and training may be extended by mutual written agreement of the parties if deemed necessary by Gemini.

                                   ARTICLE V

                                  NEW PRODUCTS

     Gemini shall be granted a right of first offer on any new NUWAVE set top box merchandise in the following fields (a) video game enhancement, (b) video enhancement, or (c) other video products for retail distribution. The right of first offer shall be that Gemini shall have until 5:00 PM New York time on the 30th day (the "End of Offer Time") following the date on which NUWAVE provided to Gemini a beta model or other functional prototype of the new offering, to negotiate, execute and deliver a written amendment to this Agreement to include Gemini's distribution of the product and the expansion of the Monthly Quota, as described above. Nothing in this Agreement shall be deemed to preclude NUWAVE from entering into any arrangements with third parties with respect to such new offerings after the End of Offer Time.


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                                   ARTICLE VI

                                  COMPENSATION

     The parties understand that NUWAVE will sell the Chips to Gemini for USD $6/Chip, F.O.B. the factory at which the Chips are manufactured.

                                  ARTICLE VII

                              INTELLECTUAL PROPERTY

     Section 7.1. Branding and Trademarks. Gemini will have the right, in its sole discretion, to market and sell the Products under the major consumer electronic brand registered trademarks to which Gemini has secured appropriate rights and which marks are listed on Schedule 7.1(a) hereto (which Schedule may be amended or modified from time to time with the consent of NUWAVE, which consent shall not be unreasonably withheld or unduly delayed). Gemini will pay all license fees incurred in connection with any such use. In the event that Gemini decides to market and sell the Products under any other trademark it owns or otherwise has appropriate rights to use (together with the marks set forth on Schedule 7.1(a), the "Gemini Marks"), if that trademark is not on Schedule 7.1(a), Gemini must first obtain NUWAVE's prior written consent, the granting or denial of which shall not be unreasonably withheld or unduly delayed. All Products and the packaging for all products must prominently display the trademarks of NUWAVE, in a manner reasonably acceptable to NUWAVE and any changes to the use of those marks shall be subject to NUWAVE's prior written consent, the granting or denial of which shall not be unreasonably withheld or unduly delayed. All Product must also contain appropriate patent marking for NUWAVE patents, as set forth in Schedule 7.1(b), as the same may be amended from time to time (which may be done unilaterally by NUWAVE to address changes with respect to its patents, such as adding new patents, as applicable).

     Section 7.2. License of NUWAVE Trademarks. NUWAVE hereby grants to Gemini for the Term the nonexclusive, royalty-free right and license to use the trademarks listed on Schedule 7.2 (the "NUWAVE Marks") on or in association with the Product in the Territory. It is understood and agreed that this license shall pertain only to the NUWAVE Marks and the Product and does not extend to any other mark, product or service. Gemini acknowledges that the NUWAVE Marks have acquired secondary meaning. Gemini agrees that its use of the NUWAVE Marks inures to the benefit of NUWAVE and that Gemini shall not acquire any rights in the NUWAVE Marks as a result of the license. Gemini shall not at any time do or knowingly permit to be done any act or thing which would in any way impair the rights of NUWAVE in the NUWAVE Marks, affect the validity of the NUWAVE Marks or depreciate their value or reputation. Gemini agrees that it shall never challenge the validity or ownership of the NUWAVE Marks or any registration thereof and, to the extent reasonably requested by NUWAVE, shall cooperate with NUWAVE in furthering and/or continuing the registration of the NUWAVE Marks so long as NUWAVE fully reimburses Gemini for any reasonable costs it incurs in connection with such cooperation.

     Section 7.3. Gemini Representations and Warranties. Gemini represents and warrants to NUWAVE that it has the valid right to use the Gemini Marks in


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connection with the Product and in the manner proposed to be used. Gemini covenants and agrees only to use the Gemini Marks in connection with the Product in a manner in which it has valid rights to do so.

     Section 7.4. NUWAVE Representations and Warranties. NUWAVE represents and warrants to Gemini that it has the valid right to use the NUWAVE Marks in connection with the Product and in the manner proposed to be used. Furthermore, NUWAVE represents and warrants to Gemini that it has been granted the United States patents listed on Schedule 7.1(b) and that, to its knowledge, such patents do not infringe upon any United States patents.

     Section 7.5. Post-termination Use of Marks. In the event of any termination or expiration of the exclusive distribution arrangements in this Agreement, the parties shall cooperate in good faith (1) to permit NUWAVE to use the Gemini owned marks, if any, that had been used by Gemini to market and sell the Products for a transition period of 6 months following any such termination, expiration or other event, and (2) for marks not owned by Gemini, if any, that had been used by Gemini to market and sell the Products, to permit NUWAVE to purchase from Gemini at cost a sufficient amount of inventory bearing such mark or marks (with such amount to be agreed to in good faith by the parties) to effect a transition over a period of __ months following any such termination. NUWAVE acknowledges that the Gemini Marks have acquired secondary meaning. NUWAVE agrees that its use of the Gemini Marks inures to the benefit of Gemini or the trademark owners, as appropriate, and that NUWAVE shall not acquire any rights in the Gemini Marks as a result of this Agreement. NUWAVE shall not at any time do or knowingly permit to be done any act or thing which would in any way impair the rights of Gemini or the trademark owners in the Gemini Marks, affect the validity of the Gemini Marks or depreciate their value or reputation. NUWAVE agrees that it shall never challenge the validity or ownership of the Gemini Marks or any registration thereof and, to the extent reasonably requested by Gemini, shall cooperate with Gemini in furthering and/or continuing the registration of the Gemini Marks so long as Gemini fully reimburses NUWAVE for any reasonable costs it incurs in connection with such cooperation.

                                  ARTICLE VIII

                         EXCLUSIVITY IN FAVOR OF NUWAVE

     Except as expressly provided below, during the Term and for 9 months thereafter (the "Restricted Period"), Gemini shall not, directly or indirectly, engage in Restricted Conduct. "Restricted Conduct" means (1) sell, market, offer for sale, or solicit sales of anything that competes with Product (whether in the Territory or not), (2) market, solicit the sale of or actually sell anything that competes with any NUWAVE Product to an Existing Customer (except for general marketing that is not directed to any specific customer or group of Existing Customers), or (3) negotiate an agreement, understanding or arrangement (written or oral) to do any of the things described in (1) or (2) above. Notwithstanding the foregoing, in the event that NUWAVE terminates the exclusive distributorship other than for Cause (as defined below) or in the event that Gemini has fulfilled all of its obligations in connection with a Without Cause Termination by Gemini or a Quota Termination (both as defined below), then the Restricted Period shall be limited to the Term and Gemini shall not, for 9 months after the Term, directly or indirectly (x) solicit or sell to any Existing Customer any merchandise that competes with the Product or (y) negotiate an agreement, understanding or arrangement (written or oral) to do any


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of the things described in (x) above. For purposes of this Article VIII, the term "Product" shall be deemed to include any and all NUWAVE merchandise distributed at any time by Gemini (including without limitation new products distributed pursuant to the exercise of the right of first offer set forth in
Article V of this Agreement).

                                   ARTICLE IX

                                   TERMINATION

     Section 9.1. Without Cause Termination by Gemini. Gemini may, after July 30, 2002, terminate the Agreement without Cause by (1) providing 120 day written notice thereof, (2) forfeiting any Chip Credit it might have as of the date on which notice is given, (3) paying, as liquidated damages, for its Monthly Quotas through the end of the calendar month in which the above-described 120 day notice period ends and paying to NUWAVE any other amounts it owes NUWAVE.

     Section 9.2. Quota Termination. In the event that NUWAVE wishes to terminate the Agreement because Gemini has failed to fulfill any Monthly Quota as provided in Section 2.3, NUWAVE may do so provided that it provides written notice and a 45 day cure period. Gemini may cure such a default by (1) tendering to NUWAVE payment in full of any and all amounts owed plus payment of the Monthly Quota for all months outstanding through and including the month after the calendar month in which the above mentioned 45 day notice period ends. In the event that Gemini fails to cure such default in a timely manner, Gemini shall, upon such 45th day, (1) forfeit any Chip Credit it had as of the end of the calendar month in which the above mentioned 45 day notice period ends (the "Last Month"), (2) pay as liquidated damages to NUWAVE the Monthly Quota for each of the four calendar months following the Last Month; provided that if the Last Month is or is prior to July 1, 2002, then such payment shall be for each calendar month through November 30, 2002, and (3) pay any other amounts due to NUWAVE.

     Section 9.3. Termination for Cause. This Agreement may be terminated as follows (with a termination under any of the following constituting a termination for "Cause"):

         (a) by either party, if (i) the other party materially breaches this Agreement and does not cure such breach within 45 days after receiving notice of the breach from the other party, or (ii) any warranty or representation of the other party in Section 7.3 or
              7.4 of this Agreement, respectively, is inaccurate in any material respect, any such termination to be effected by giving notice of termination at the end of the 45-day cure period or thereafter in the case of clause (i) of this Section 9.3(a) or at any time after the discovery of such inaccuracy in the case of clause (ii) of this Section 9.3(a);

         (b) by either party, if the other party is adjudicated bankrupt, files a petition for relief under any bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, any such termination to be effected by giving notice of termination; or


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         (c)  by either party, if a petition is filed against the other party under any bankruptcy or insolvency law or a receiver is appointed for all or any part of its property and such other party fails to have such petition or appointment dismissed within 45 days after such filing or appointment any such termination to be effected by giving notice of termination at the end of the 45 day period or thereafter.

         (d)  The parties acknowledge that the patented technology set forth in
              Schedule 7.1 (b) is "intellectual property" as defined in Title 11, Section 101 (35A) of the United States Bankruptcy Code.

     In the event that NUWAVE terminates this Agreement for Cause as provided in this Section 9.3, such termination shall have the same effect, and Gemini will have the same obligations, as if the termination had been a Quota Termination not cured by Gemini pursuant to Section 9.2.

     Section 9.4. Post-Termination Inventory Purchase Right. In the event of any termination or expiration of the exclusive distribution arrangements in this Agreement, NUWAVE or its designee shall have the right to purchase from Gemini at cost all or any portion of Gemini's inventory of the Product. For purposes of this Section 9.4, the term "Product" shall be deemed to include any and all NUWAVE merchandise distributed at any time by Gemini (including without limitation new products distributed pursuant to the exercise of the right of first offer set forth in Article V of this Agreement). NUWAVE and Gemini agree that NUWAVE's purchase, if any, of Gemini's inventory of the Product is in the nature of a liquidation sale of inventory and that it does not represent and shall not be construed by the parties as an appointment of NUWAVE by Gemini as a licensee or sublicensee of the Gemini Marks.

                                   ARTICLE X

                            DISCLAIMER OF WARRANTIES

     Section 10.1. Express Warranties. NUWAVE represents and warrants to Gemini that the Chip performs in accordance with and complies in all material respects with the specifications set forth in Schedule 10.1 (which Schedule may be amended or modified from time to time with the consent of Gemini, which consent shall not be unreasonably withheld or unduly delayed), but no other express warranty is made with respect to the Chip, and no express warranty is made with respect to the Product.

     Section 10.2. DISCLAIMER OF WARRANTIES. NUWAVE DOES NOT MAKE ANY IMPLIED WARRANTIES WHATSOEVER, AND SPECIFICALLY DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTY OF THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CHIP OR THE PRODUCT. NUWAVE DOES NOT MAKE ANY EXPRESS WARRANTIES EXCEPT AS SPECIFICALLY STATED IN SECTION 10.1. NUWAVE DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTY WHATSOEVER TO OR FOR THE BENEFIT OF GEMINI'S CLIENTS, CUSTOMERS, AGENTS OR ANY THIRD PARTY.


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                                   ARTICLE XI

                    LIMITATION OF LIABILITY; INDEMNIFICATION

     Section 11.1. LIMITATION OF CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY) FOR CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES ARISING FROM THE BREACH OF THIS AGREEMENT BY SUCH PARTY, THE USE OF THE PRODUCT, ANY ACTS OR OMISSIONS OF SUCH PARTY OR IN ANY OTHER MANNER.

     Section 11.2. Indemnification by NUWAVE. Subject to the limitations set forth in Sections 11.1 and 11.5, NUWAVE shall indemnify and hold harmless Gemini, its subsidiaries, affiliates, and each of their permitted successors and assigns, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, (collectively, the "Indemnified Gemini Parties") against and in respect of any and all third party claims, and costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) arising in third party claims ("Damages") resulting from or incurred in connection with (i) any inaccuracy in any representation or warranty made by NUWAVE in this Agreement, (ii) the breach by NUWAVE of any covenant or agreement to be performed by it hereunder or (iii) any act or omission by NUWAVE which constitutes negligence or willful misconduct to which Gemini has not contributed. Gemini shall promptly notify NUWAVE in writing of any claim or Damages, and shall not settle or compromise any claim without NUWAVE's express prior written approval. NUWAVE shall have the right to assume control of the claim at its expense. Gemini shall assist and cooperate with NUWAVE in connection with the defense thereof at its own expense. If NUWAVE elects not to assume control of such claim, then NUWAVE shall pay counsel's fees for one law firm pre-approved in writing by NUWAVE, which approval shall not be unreasonably withheld or unduly delayed.

     Section 11.3. Trademark and Patent Infringement Indemnity by NUWAVE.

         (a) Subject to the limitations set forth in Sections 11.1 and 11.5, NUWAVE shall defend, indemnify and hold harmless the Indemnified Gemini Parties from and against any and all suits, actions, claims, judgments, debts, obligations or rights of action, of any nature or description, ("Claims") and all costs including reasonable attorney's fees incurred by Gemini in connection therewith, arising out of or relating to claims of trademark and copyright infringement in Gemini's use of the NUWAVE Marks in the manner expressly authorized by this Agreement. Gemini shall promptly notify NUWAVE in writing of any Claim, and shall not settle or compromise any Claim without NUWAVE's express prior written approval. NUWAVE shall have the right to assume control of the Claim at its expense. Gemini shall assist and cooperate with NUWAVE in connection with the defense thereof at its own expense. If NUWAVE elects not to assume control of such claim, then NUWAVE shall pay counsel's fees for one law firm pre-approved in writing


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              by NUWAVE, which approval shall not be unreasonably withheld or unduly delayed. This indemnity does not extend to any Claim based upon infringement or alleged infringement of any trademark or copyright by the alteration of any Product or NUWAVE Mark or by the combination of any Product or NUWAVE Mark with one or more other elements, nor does it extend to any product or trademark of Gemini's or any third party's design. The foregoing states the entire liability of NUWAVE for trademark or copyright infringement.

         (b) Subject to the limitations set forth in Sections 11.1 and 11.5, NUWAVE shall defend the Indemnified Gemini Parties against all Claims based upon a claim that any Product furnished by NUWAVE hereunder infringes a United States Patent, and shall pay costs and damages finally awarded under any such Claim. Gemini shall promptly notify NUWAVE in writing of any Claim, and shall not settle or compromise any Claim without NUWAVE's express prior written approval. NUWAVE shall have the right to assume control of the Claim at its expense. Gemini shall assist and cooperate with NUWAVE in connection with the defense thereof at its own expense. If NUWAVE elects not to assume control of such claim, then NUWAVE shall pay counsel's fees for one law firm pre-approved in writing by NUWAVE, which approval shall not be unreasonably withheld or unduly delayed. If the use or sale of any Product furnished by NUWAVE hereunder is enjoined as a result of such Claim, NUWAVE, at its option and at no expense to Gemini, shall (i) use reasonable commercial efforts to obtain for Gemini the right to use or sell said Product, (ii) substitute an equivalent Product reasonably acceptable to Gemini and extend this indemnity thereto, or (iii) have the right to terminate the Agreement, accept the return of the Product and reimburse the purchase price therefor, depreciated over a three year life. This indemnity does not extend to any Claim based upon infringement or alleged infringement of any patent by the alteration of any Product or by the combination of any Product with one or more other elements, nor does it extend to any product of Gemini's or any third party's design. The foregoing states the entire liability of NUWAVE for patent infringement.

     Section 11.4. Indemnification by Gemini. Subject to the limitations set forth in Sections 11.1 and 11.5, Gemini shall indemnify and hold harmless NUWAVE, its subsidiaries, affiliates, and each of their permitted successors and assigns, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages resulting from or incurred in connection with (i) any inaccuracy in any representation or warranty made by Gemini in this Agreement, (ii) the breach by Gemini of any covenant or agreement to be performed by it hereunder, (iii) any act or omission by Gemini which constitutes negligence or willful misconduct to which NUWAVE has not contributed, or (iv) any alteration to any Product caused by Gemini or any combination of any Product with one or more other elements caused by Gemini. NUWAVE shall promptly notify Gemini in writing of any claim or Damages, and shall not settle or compromise any claim without Gemini's express prior written approval. Gemini shall have the right to assume control of the claim at its expense. NUWAVE shall assist and cooperate with Gemini in connection with the defense thereof at its own expense. If Gemini elects not to assume control of such claim, then Gemini shall pay counsel's fees for one law firm pre-approved in writing by Gemini, which approval shall not be unreasonably withheld or unduly delayed.

     Section 11.5. Limitations. Each party's respective indemnification obligation pursuant to Section 11.2, 11.3 or 11.4 above, as applicable, shall not apply to any claim for Damages until the aggregate of all such claims total $_____, in which case the indemnifying party's indemnification obligation shall apply to the total amount in excess of $___. Except as provided in Section 11.3(a) and (b), NUWAVE's indemnification obligation pursuant to Section 11.2 shall be subject to a maximum dollar amount equal to the amount NUWAVE received in cash from Gemini prior to the date on which the event triggering liability occurred. Each party's indemnification obligation shall apply only to amounts in excess of the amounts recoverable under the indemnified party's general liability insurance policy or other applicable insurance policy.

     Section 11.6. Exclusive Remedy. Except as otherwise provided in Articles VIII and IX hereof, the provisions of Sections 11.2, 11.3 (a) and (b) and 11.4 shall constitute the sole and exclusive remedy of Gemini and NUWAVE, respectively, for damages arising out of, resulting from, or incurred in connection with any inaccuracy in any representations or warranty or breach of any covenant or act or omission made by NUWAVE or Gemini, respectively, in connection with this Agreement. The provisions of this Article XI shall survive termination of this Agreement for the lesser of the applicable statute of limitations or two (2) years after the date of termination.

                                  ARTICLE XII

                                  MISCELLANEOUS

     Section 12.1. Confidentiality. The parties acknowledge that they are bound by the terms and conditions of a Non-Disclosure Agreement dated (undated month and day) 2001 and, therefore, any discussions between the parties or documents exchanged between them, including but not limited to the terms and conditions of this Agreement, which are confidential in nature, will survive termination of this Agreement and be legally binding.

     Section 12.2. Public Announcements. Subject to applicable law, any public announcements relating to this transaction will be mutually agreed upon and jointly made by the parties, such approval not to be unreasonably delayed or withheld by either party; provided that the parties understand that NUWAVE is a public company and, accordingly, NUWAVE may have to legally make disclosures which it in good faith deems appropriate or necessary and may do so upon prior written notice (rather than approval) to Gemini, as long as such prior notice states that it is legally necessary and provides an explanation for same rather than a request for approval.

     Section 12.3. Relationship of the Parties. Neither party hereto shall have any authority to represent the other party as agent or legally empowered representative or to create any obligation, express or implied, on behalf of the other party. The parties shall be deemed to be solely independent contractors and this Agreement shall not be construed to create any partnership, joint venture, agency or franchise.

     Section 12.4. Fees and Expenses. Except as set forth in Section 4.3 above, each party will bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and other documentation necessary to consummate the proposed transaction.

     Section 12.5. Binding Agreement: Survival. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective permitted successors and assigns. Section 7.5 and Articles VIII, IX, X, XI and XII shall survive termination of this Agreement.

     Section 12.6. Entire Agreement; Conflicts. This Agreement is the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements relating to such subject matter. In the event of a conflict between this Agreement and a Purchase Order, this Agreement shall control; provided, however, that in the event that the Product or the Chip is ever purchased by Gemini directly from NUWAVE pursuant to a form of Purchase Order prepared and approved by NUWAVE, then in such case the Purchase Order shall control.

     Section 12.7. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     Section 12.8. Governing Law. This Agreement and all matters arising directly or indirectly herefrom will be governed by and interpreted in accordance with the laws of the State of New Jersey without giving effect to the principles of conflicts of laws, thereof, except as otherwise preempted by federal law.

     Section 12.9. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given (a) five days after being sent certified mail, return receipt requested,
(b) one Business Day after being sent by overnight courier service or (c) on the date sent by telecopy with a confirmed receipt, to the following addresses:

            Gemini Industries, Inc.
            215 Entin Road
            Clifton, New Jersey  07014
            Attn:  Mr.  Robert Heiblim
            Tel.  (973) 330-5007
            Fax:  (973) 574-7203

            NUWAVE Technologies, Inc.
            One Passaic Avenue
            Fairfield, New Jersey  07004
            Attn:  Mr.  Jeremiah F. O'Brien
            Tel.  (973) 882-8810
            Fax:  (973) 882-8812

      With a copy to:

            Lowenstein Sandier PC
            65 Livingston Avenue
            Roseland, New Jersey  07068

            Attn:  Edward M. Zimmerman, Esq.
            Tel.  (973) 597-2568
            Fax.  (973) 597-2569

            Kenneth T. Statmore, Esq.
            Vice President and General Counsel
            c/o Gemini Industries, Inc.
            215 Entin Road
            Clifton, New Jersey  07014
            Tel.  (973) 330-5005
            Fax:  (973) 574-7203

     Section 12.10. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and same document.

     Section 12.11. Amendment. Except for the amendment of Schedule 7.1(b) (which may be done unilaterally by NUWAVE in accordance with Section 7.1), this Agreement shall be amended or modified only by the written agreement of both parties hereto.

     Section 12.12. Waivers. No failure or delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single partial exercise thereof preclude any further exercise of the full rights, powers and privileges granted hereunder.

     Section 12.13. Assignment. Either party shall have the right to assign this Agreement to a successor to all or substantially all of such party's business upon prior written notice to the other party. In all other instances, either party shall have the right to assign this Agreement with the written consent of the other party, which consent will not be unreasonably withheld or unduly delayed.

     Section 12.14. BASIS OF THE BARGAIN. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

Section 12.15.    Interpretation.

         (a) Article, Section and Subsection headings are not to be considered part of this Agreement, are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

         (b) The use of the terms "herein", "hereunder", "hereof' and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

         (c) The use of the word "including" or a like term shall be construed to mean "including but not limited to".

         (d) Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated and made a part hereof.

         (e) Words importing a particular gender shall include every other gender and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

Section 12.16.    Force Majeure.

         (a) In the event of an occurrence outside the reasonable control of the parties, including without limitation fire, flood, explosion, lightning, windstorm, earthquake, destruction, in whole or part, of machinery or equipment, or discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, or any similar cause beyond the reasonable control of the parties ("Force Majeure") which causes a party to fail to perform any of the obligations imposed by this Agreement for a period in excess of 30 days, the affected party shall be excused from performance for as long as is reasonably necessary to complete performance, subject to the provisions of subsection 12.16(c) below. Unless sooner terminated in accordance with the provisions of this Agreement (including subsection 12.16(c) below), the Term shall be extended in correspondence to the amount of time for which a party is excused from performance hereunder.

         (b) The affected party shall notify the other party as soon as practicable of the occurrence of a Force Majeure. The parties shall make every reasonable effort to minimize the effect of a Force Majeure upon the performance of this Agreement.

         (c) If either party shall be excused from performance of any of its obligations for a continuous period of three (3) months or more, then the unaffected party may terminate this Agreement upon thirty
              (30) days notice in writing provided that the relevant events continue throughout the notice period.

                                  [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                    NUWAVE TECHNOLOGIES, INC.



                                    By:
                                         -------------------------------
                                        Gerald Zarin, President and CEO



                                    GEMINI INDUSTRIES, INC.



                                    By:
                                         -------------------------------
                                        Michael O'Neal, President and CEO